EXHIBIT 99.2

News Release	News Release

Magnum Hunter Provides Third Quarter 2012

Company Wide Operational Update

Third Quarter Oil/Liquids Production Mix Increased to 55% of Total Production

Current Net Production of 15,200 Boepd*

2012 Exit Rate Target Remains at 18,000 Boepd

FOR IMMEDIATE RELEASE - Houston — (Market Wire) — October 24, 2012 — Magnum Hunter Resources Corporation’s (NYSE: MHR) (NYSE MKT: MHR.PRC and MHR.PRD) (“Magnum Hunter” or the “Company”) announced today an operational update on each of the Company’s upstream unconventional resource plays for the third quarter of 2012 which includes (i) the Eagle Ford Shale, (ii) the Williston Basin, and (iii) the Appalachia/Marcellus/Utica Shales. Additionally, the Company has also provided an operational update for the Company’s midstream division, Eureka Hunter Pipeline, LLC (“Eureka Hunter”).

Magnum Hunter achieved an average production rate of 12,475 barrels of oil equivalent per day (“Boepd”) during the third quarter of 2012. This represents a 137% increase from the production reported for the third quarter of 2011. Although third quarter 2012 production decreased slightly on a Boepd basis as compared to second quarter 2012 production, the Company’s oil/liquids production increased 17% to 6,865 Boepd in the third quarter of 2012 (55% of total Company wide production) from 5,862 Boepd in the second quarter of 2012.

As previously reported, third quarter production was significantly impacted by Appalachia production curtailments due to the lack of available processing capacity at Dominion Transmission’s Hastings processing facility and shut-in of producing natural gas wells located in Kentucky. The production curtailments and shut-ins negatively impacted the third quarter of 2012 production by approximately 10 million cubic feet equivalent per day (mmcfepd) (1,665 Boepd). Including curtailments and shut-in production, third quarter 2012 production would have been approximately 14,140 Boepd, representing an increase of approximately 9% from the second quarter of 2012. Current production, including the curtailed and shut-in production, is approximately 15,200 Boepd. The Company expects all curtailments to be remediated by mid-November once the Mobley processing plant becomes operational.

Eagle Ford

During the third quarter of 2012, the Eagle Ford division placed on production 5 gross (2.3 net) operated wells and 3 gross (1.5 net) non-operated wells in the Eagle Ford Shale of South Texas. Additionally, the Eagle Ford Division was also in the process of fracture stimulating 2 gross (1 net) operated wells during the third quarter

*Includes current production curtailments

which have subsequently been placed on production in October 2012. The Company expects to place to production 4 gross (2 net) wells during the fourth quarter of 2012.

Highlights for the Eagle Ford include:

Magnum Hunter Operated

•                  Leopard Hunter 2H — MHR drilled and cased this well to a measured depth of 15,903 feet (horizontal lateral length of 5,201 feet), fraced with 23 stages and placed on production July 16, 2012. The 24 hour flowing initial production rate was 1,024 Boepd on a 17/64” choke with 1,400 psi FCP. Magnum Hunter operates this well and owns a 50% working interest.

•                  Leopard Hunter 3H — MHR drilled and cased this well to a measured depth of 15,756 feet (horizontal lateral length of 5,061 feet), fraced with 22 stages and placed on production July 17, 2012. The 24 hour flowing initial production rate was 1,250 Boepd on a 17/64” choke with 1,400 psi FCP. Magnum Hunter operates this well and owns a 50% working interest.

•                  Moose Hunter 1H — MHR drilled and cased this well to a measured depth of 16,985 feet (horizontal lateral length of 5,633 feet), fraced with 25 stages and placed on production July 20, 2012. The 24 hour flowing initial production rate was 1,819 Boepd on a 16/64” choke with 3,100 psi FCP. Magnum Hunter operates this well and owns a 30% working interest.

•                  Snipe Hunter 2H — MHR drilled and cased this well to a measured depth of 15,904 feet (horizontal lateral length of 5,714 feet), fraced with 22 stages and placed on production August 8, 2012. The 24 hour flowing initial production rate was 1,651 Boepd on a 18/64” choke with 2,150 psi FCP. Magnum Hunter operates this well and owns a 50% working interest.

•                  Furrh 3H — MHR drilled and cased this well to a measured depth of 17,310 feet (horizontal lateral length of 6,996 feet), fraced with 27 stages and placed on production September 12, 2012. The 24 hour flowing initial production rate was 961 Boepd on a 18/64” choke with 1,550 psi FCP. Magnum Hunter operates this well and owns a 50% working interest.

•                  Hippo Hunter 1H — MHR drilled and cased this well to a measured depth of 17,923 feet (horizontal lateral length of 6,678 feet), fraced with 24 stages and placed on production October 12, 2012. The 24 hour flowing initial production rate was 1,033 Boepd on a 17/64” choke with 2,256 psi FCP. Magnum Hunter operates this well and owns a 50% working interest.

•                  Hippo Hunter 2H — MHR drilled and cased this well to a measured depth of 17,887 feet (horizontal lateral length of 6,577 feet), fraced with 24 stages and placed on production October 12, 2012. The 24 hour flowing initial production rate was 1,044 Boepd on a 17/64” choke with 2,421 psi FCP.  Magnum Hunter operates this well and owns a 50% working interest.

Non-Operated

•                  Reid B2H was drilled and cased to a measured depth of 16,126 feet (horizontal lateral length of 6,426 feet), fraced with 20 stages and placed on production August 16, 2012. The 24 hour flowing initial production rate was 459 Boepd on a 19/64” choke 800 psi FCP.  Magnum Hunter owns a 50% working interest and Hunt Oil Company is the operator.

•                  The Reid 1H was an Eagle Ford shale and Austin Chalk test well drilled and cased to a measured depth of 15,711 feet (horizontal lateral length of 5,835 feet), fraced with 20 stages and placed on production August 20, 2012.  The 24 hour flowing initial production rate was 412 Boepd on a 21/64” choke 390 psi FCP.  Magnum Hunter owns a 50% working interest and Hunt Oil Company is the operator.

•                  The Cinco Ranch I 9H was drilled and cased to a measured depth of 16,637 feet (horizontal lateral length of 6,809 feet), fraced with 21 stages and placed on production September 16, 2012.  The 24 hour flowing initial production rate was 556 Boepd on a 12/64” choke 1,760 psi FCP.  Magnum Hunter owns a 50% working interest and Hunt Oil Company is the operator.

Mr. H.C. “Kip” Ferguson, President of Eagle Ford Hunter, commented, “The proved reserves from the Company’s Eagle Ford division continues to grow and the individual well EURs have continued to increase over time with more production history. We believe this is a direct result of our careful on-target drilling execution and comprehensive completion process with longer laterals and more frac stages allowing us to more effectively treat the lateral hole. Additionally, we are continuing to use electric submersible pumps as part of our reservoir monitoring solution, which allows us to more efficiently produce the wells. The goal is to continue to allow each well to produce 100,000 barrels of oil equivalent within the first 9-12 months of production, which we determine to be pay-out, with minimal bottom hole flowing pressure decline.”

Williston Basin

Tableland

Third quarter activities in Tableland included drilling 8 gross (7.1 net) wells and completing and placed on production 6 gross (5.4 net) wells. At quarter-end there were 3 gross (2.8 net) wells drilled and awaiting completion. The Company continues to operate two drilling rigs in the Tableland Field at working interests ranging from 70 — 100%. Operational efficiencies have continued to reduce drilling and completion costs, as cycle time of spud to first production has been reduced to 45 days well to well. The Company expects to place on production 10 gross (8.6 net) wells in the Tableland field during the fourth quarter of 2012.

The Company has been active in acquiring both freehold mineral acres and Crown lands. During the third quarter, 6,312 net acres were acquired for $572,900, resulting in a net per acre cost of $90.00.

Highlights for the Tableland field include:

•                  The 1-16-1-10W2M well was drilled and cased to a measured depth of 11,785 feet (horizontal lateral length of 4,075 feet), fraced with 26 stages and placed on production July 16, 2012. The 24 hour flowing initial production rate was 425 Boepd. Magnum Hunter operates this well and owns a 100% working interest.

•                  The 112-16-1-10W2M well was drilled and cased to a measured depth of 12,238 feet (horizontal lateral length of 4,278 feet), fraced with 33 stages and placed on production July 30, 2012. The 24 hour flowing initial production rate was 542 Boepd. Magnum Hunter operates this well and owns a 100% working interest.

•                  The 1-9-1-11W2M well was drilled and cased to a measured depth of 13,009 feet (horizontal lateral length of 5,008 feet), fraced with 34 stages and placed on production August 22, 2012. The 24 hour flowing initial production rate was 200 Boepd. Magnum Hunter operates this well and owns a 100% working interest.

•                  The 8-22-1-10W2M well was drilled and cased to a measured depth of 12,218 feet (horizontal lateral length of 4,501 feet), fraced with 33 stages and placed on production August 23, 2012. The 24 hour flowing initial production rate was 184 Boepd. Magnum Hunter operates this well and owns a 70% working interest.

•                  The 16-9-1-10W2M well was drilled and cased to a measured depth of 11,745 feet (horizontal lateral length of 3,980 feet), fraced with 28 stages and placed on production September 8, 2012. The 24 hour flowing initial production rate was 467 Boepd. Magnum Hunter operates this well and owns an 87.5% working interest.

•                  The 1-1-1-10W2M well was drilled and cased to a measured depth of 12,336 feet (horizontal lateral length of 4,495 feet), fraced with 27 stages and placed on production September 13, 2012. The 24 hour flowing initial production rate was 893 Boepd. Magnum Hunter operates this well and owns an 85% working interest.

North Dakota (Non-Operated)

Third quarter activities in Divide and Burke Counties, North Dakota included drilling 21 gross (4.5 net) wells and completing and bringing to production 18 gross (3.3 net) wells. At quarter end, there were 16 gross (3.3 net wells) drilled awaiting completion. The Company expects to place on production 20 gross (3.6 net) wells in North Dakota during the fourth quarter of 2012.

Highlights for North Dakota include:

							IP7	IP30
							7 Day	30 Day
		MHR	Lateral	Frac	Producing	IP24hr	Average	Average
Well	County	W.I. %	Length	Stages	Formation	boepd	boepd	boepd
Randy-Olson 8-5-161-98 1PB	Divide	4.3	2 Mile	30	TFSanish	421	194	178
Judith Olson 27-34-162-98	Divide	9.6	2 Mile	30	TFSanish	2036	1234	892
Judith Olson 22-15-162-98	Divide	9.6	2 Mile	40	TFSanish	1047	886	661
M. Johnson 35-26-162-98	Divide	9.9	2 Mile	36	TFSanish	898	722
CPEC Elgaard 32-31-164-100	Divide	9.3	2 Mile	30	TFSanish	731	641
Saratoga 12-1-161-92	Burke	27.8	2 Mile	40	Bakken	322	278
Felton 13-24-161-92	Burke	26.2	2 Mile	40	Bakken	348	262
Border Farms 3130-6TFH (31-30-164-99)	Divide	40.7	1 Mile	40	TFSanish	558
Karlgaard Trust 27-34-160-98	Divide	6.6	2 Mile	36	TFSanish	386
Nomad 0607-06TFH (6-7-163-99)	Divide	22.6	2 Mile	40	TFSanish	520

ONEOK is making progress on the pipeline system for natural gas gathering, having taken delivery of major compression and processing vessels at the Crosby Plant site, while major trunk and gathering lines are in the early construction phase. The project is currently estimated to begin initial operations in March 2013.

Mr. Glenn Dawson, President of Williston Hunter, commented, “In the third quarter of 2012, activity focused on the development of the Sanish/Three Forks, with two-mile laterals on high well density Eco-pads. The Eco-pads have allowed us to drill four high working interest wells on a reduced footprint with advanced skidable rigs, which has reduced capital costs and increased overall efficiencies of operations. Additionally, extensional and exploratory drilling over the quarter, including several Middle Bakken tests, have shown prolific rock properties in the region, which has opened up new areas. Creative and flexible crude oil marketing initiatives, coupled with easing price differentials to WTI, have allowed us to realize significant margin improvement in both Saskatchewan and North Dakota.”

Appalachia

The Company continues to experience production curtailments in the Appalachia region due to the lack of available processing capacity at Dominion Transmission’s Hastings processing facility. The Company estimates that approximately 9.5 million cubic feet equivalent per day (mmcfepd) of its production is currently being curtailed, and doesn’t expect this production to come back online until MarkWest’s Mobley processing facility is operational, which the Company anticipates will occur by the end of November. Also, the Company has shut-in approximately 1.7 mmcfepd related to approximately 400 producing natural gas wells located in Kentucky due to a combination of factors, including low natural gas prices and the cost of blend stock required to reduce the ethane content of the gas for transportation purposes. The impact on the Company’s cash flow has been minimal due to the lower margins on these wells.

The Company has begun to fracture stimulate 3 gross (3 net) wells on its Spencer Pad in the “Magnum Rich” Marcellus Shale located in Tyler county, West Virginia. These wells were drilled and cased earlier this year. First production from these wells will occur once the MarkWest Mobley processing facility becomes operational in the fourth quarter.

During the third quarter of 2012, in the non-operated Wetzel County 50/50 joint venture with Stone Energy, 7 gross (3.5 net) Marcellus wells have been drilled and cased. With the third quarter drilling activity, the total number of joint venture wells currently awaiting completion is 11 gross (5.5 net). Fracture stimulation operations have begun in this area, and we anticipate first production from these wells to occur in the fourth quarter of this year and the first quarter of 2013.

Very encouraging results from other operators near our Utica acreage position continue to escalate our expectations and de-risk our existing leasehold position in this area. The Company continues to actively evaluate options for developing this promising new resource play and we expect to begin testing this area in the first quarter of 2013.

Mr. James Denny, President of Triad Hunter commented, “We are excited about the startup of the Mobley Gas Processing Facility in late November.  The liquids uplift from this facility will allow us to immediately increase our production, reserves and cash flow. The Appalachian Division has been preparing all year for significantly increased activity for calendar year 2013 that we have just recently begun implementing.”

Eureka Hunter

Pipeline expansion efforts at Eureka Hunter, the Company’s midstream division, during the third quarter of 2012 included (i) final preparation to bore under the Ohio River; (ii) the final phases of construction of the 20-inch high pressure pipeline to the MarkWest Mobley Gas Processing Plant; and (iii) construction of central production facilities at the Eureka Carbide site located in Wetzel County. At the end of the third quarter, Eureka Hunter had approximately 68 miles of pipe in service or ready for service.

Eureka Hunter will begin Ohio River boring operations this month and should be finished prior to the end of November. The Ohio River bore will extend the 20-inch “Pursley Lateral” from Wetzel County, WV into Monroe County, Ohio near the town of Sardis. The Ohio River crossing enables Eureka to expand its footprint to include gathering of Utica and Marcellus production in Monroe and Washington Counties Ohio. The company is planning an extensive midstream expansion during 2013 for Utica and Marcellus gathering and processing in Ohio.

The company’s 20-inch mainline was extended by approximately 6 miles through continued work on the Louis Wetzel and Mobley laterals and is now essentially complete as of the end of the quarter with only minor construction in order to tie in directly to the MarkWest Mobley plant in November 2012. Gas processing service at Mobley and firm downstream pipeline capacity should allow Triad Hunter and other producers to increase production and throughput on the Eureka Hunter pipeline system. Additional increases in production are anticipated through the end of the year and into the first quarter of 2013.

Construction efforts at the company’s Carbide central production facility located in Wetzel County, West Virginia included the construction of 2.3 miles of a 12-inch low pressure gas gathering pipeline, construction of a central compression and dehydration facilities as well as the construction of a 8-inch produced liquids gathering pipeline system and ancillary condensate handling facilities. We have planned up to 7,000 hp of centralized compression with 2,800 hp being set initially for production from wells located in or near the Louis Wetzel Wildlife Management area. Natural gas production through the Carbide facility will be delivered through the 20-inch Mobley lateral for processing at the MarkWest Mobley Plant facility.

During the third quarter of 2012, TransTex Hunter, Eureka Hunter’s treating and processing division, saw increased demand for gas treating units in the liquids-rich resource plays especially in the Eagle Ford Shale. TransTex Hunter has also seen an increase in gas processing opportunities which is being driven by producers seeking to take advantage of processing upgrades due to lower gas prices and steady liquid prices. Currently, TransTex Hunter is in the process of building scale in its processing equipment which will allow the Company to take advantage of producers demand for additional cryogenic processing solutions.

Magnum Hunter Management Comments

Mr. Gary C. Evans, Chairman of the Board and Chief Executive Officer of Magnum Hunter, commented, “The production during the third quarter of 2012 was impacted by events outside of the control of Management. However, steps were taken to prepare for a significant production boost during the fourth quarter, especially in our Appalachian Division. Management remains confident that the 18,000 BOE production target exit rate projected earlier this year can be accomplished from wells already drilled and currently being completed. Our production curtailments will also be eliminated with the start-up of the Mobley Gas Processing Facility which has long been anticipated. Production gains from our drilling efforts in the Williston Basin (both North Dakota and Saskatchewan) have been meaningful and we are very enthused about the future for this region. We have been quietly building a significant foothold in the emerging Utica Shale Play. We will begin testing our acreage position here during the first quarter of 2013.”

About Magnum Hunter Resources Corporation

Magnum Hunter Resources Corporation is an independent exploration and production company engaged in the acquisition, development and production of crude oil, natural gas and natural gas liquids, primarily in West Virginia, Kentucky, Ohio, Texas, North Dakota and Saskatchewan, Canada. The Company is active in four of the most prolific unconventional shale resource plays in North America, namely the Marcellus Shale, Utica Shale, Eagle Ford Shale and Williston Basin/Bakken Shale.  Magnum Hunter Resources is based in Houston, Texas.  For more information, visit www.magnumhunterresources.com.

Forward-Looking Statements

The statements and information contained in this press release that are not statements of historical fact, including any estimates and assumptions contained herein, are “forward looking statements” as defined in Section 27A of the Securities Act of 1933, as amended, referred to as the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, referred to as the Exchange Act. These forward-looking statements include, among others, statements, estimates and assumptions relating to our business and growth strategies, our oil and gas reserve estimates, our ability to successfully and economically explore for and develop oil and gas resources, our exploration and development prospects, future inventories, projects and programs, expectations relating to availability and costs of drilling rigs and field services, anticipated trends in our business or industry, our future results of operations, our liquidity and ability to finance our exploration and development activities and our midstream activities, market conditions in the oil and gas industry and the impact of environmental and other governmental regulation. In addition, with respect to any pending acquisitions described herein, forward-looking statements include, but are not limited to, statements regarding the expected timing of the completion of the proposed transactions; the ability to complete the proposed transactions considering the various closing conditions; the benefits of such transactions and their impact on the Company’s business; and any statements of assumptions underlying any of the foregoing. In addition, if and when any proposed transaction is consummated, there will be risks and uncertainties related to the Company’s ability to successfully integrate the operations and employees of the Company and the acquired business. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “could,” “should,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “project,” “pursue,” “plan” or “continue” or the negative thereof or variations thereon or similar terminology.

These forward-looking statements are subject to numerous assumptions, risks, and uncertainties. Factors that may cause our actual results, performance, or achievements to be materially different from those anticipated in forward-looking statements include, among others, the following: adverse economic conditions in the United States, Canada and globally; difficult and adverse conditions in the domestic and global capital and credit markets; changes in domestic and global demand for oil and natural gas; volatility in the prices we receive for our oil and natural gas; the effects of government regulation, permitting and other legal requirements; future developments with respect to the quality of our properties, including, among other things, the existence of reserves in economic quantities; uncertainties about the estimates of our oil and natural gas reserves; our ability to increase our production and oil and natural gas income through exploration and development; our ability to successfully apply horizontal drilling techniques; the effects of increased federal and state regulation, including regulation of the environmental aspects, of hydraulic fracturing; the number of well locations to be drilled, the cost to drill and the time frame within which they will be drilled; drilling and operating risks; the availability of equipment, such as drilling rigs and transportation pipelines; changes in our drilling plans and related budgets; regulatory, environmental and land management issues, and demand for gas gathering services, relating to our midstream operations; and the adequacy of our capital resources and liquidity including, but not limited to, access to additional borrowing capacity.

These factors are in addition to the risks described in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s 2011 annual report on Form 10-K, as amended, filed with the Securities and Exchange Commission, which we refer to as the SEC. Most of these factors are difficult to anticipate and beyond our control. Because forward-looking statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such statements. You are cautioned not to place undue reliance on forward-looking statements contained herein, which speak only as of the date of this document. Other unknown or unpredictable factors may cause actual results to differ materially from those projected by the forward-looking statements. Unless otherwise required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. We urge readers to review and consider disclosures we make in our reports that discuss factors germane to our business. See in particular our reports on Forms 10-K, 10-Q and 8-K subsequently filed from time to time with the SEC. All forward-looking statements attributable to us are expressly qualified in their entirety by these cautionary statements.

Contact:

Gabe Scott

Vice President — Capital Markets and Corporate Development

ir@magnumhunterresources.com

(832) 203-4539